EXHIBIT 10.94

May 20, 2015

Thomas Kampfer

Dear Tom,

We are delighted to formally provide you this offer of employment to join Multi-Fineline Electronix, Inc. (MFLEX) as Executive Vice President and Chief Financial Officer, reporting to me. We are confident that you will be a key asset and contributor to our continued growth and success, and will be an excellent addition to our Executive Leadership Team.

The following is not a contract of employment.  Instead, it is a written offer of employment that will remain open until May 25, 2015, and contemplates a start date for your employment of no later than June 15, 2015.  This letter will also set forth some of the terms of your prospective employment with MFLEX.

SALARY

You will receive a bi-weekly salary of $14,230.77 ($370,000 annualized) based on full-time employment.  Your performance and salary will be reviewed during your annual review, which is typically conducted in January each year.

PERFORMANCE BONUS

You shall be eligible to participate in the Company’s FY 2015 (January 1, 2015 – December 31, 2015) annual performance-based bonus plan at an annualized targeted amount of 60% of your base salary, beginning with the third calendar quarter performance period, and pro-rated for that portion of the year you were not with the Company for the full year performance period.  The Company’s 2015 bonus plan is broken into five equal performance periods, and you will be eligible to participate beginning with the third calendar quarter performance period, and on a pro-rated basis for the full year performance period.  Bonus payouts are based on the Company achieving the metrics set by the Compensation Committee of the Board of Directors.

SIGN-ON BONUS

You will receive a sign-on bonus, the terms of which are as follows:

•

The amount of $30,000 (the “First Sign-On Bonus”), subject to tax withholding, with your first paycheck from the Company. Should you leave the Company voluntarily before December 31, 2015, you will be required to repay the First Sign-On Bonus to the Company on a pro-rated basis. After December 31, 2015, you have no further repayment obligation for the First Sign-On Bonus.

•

The amount of $30,000 (the “Second Sign-On Bonus”), subject to tax withholding, with your paycheck from the Company on or before December 31, 2015. Should you leave the Company voluntarily after you have received the Second Sign-On Bonus and before June 30, 2016, you will be required to repay the Second Sign-On Bonus to the Company on a pro-rated basis based on your date of hire.  After June 30, 2016, you have no further repayment obligation for the Second Sign-On Bonus.

•

As a condition of you receiving the First and Second Sign-On Bonuses, your signature on this letter acknowledges your agreement that in the event you terminate your employment as described above, you will reimburse the Company for the applicable Sign-On Bonus described above, and the Company is authorized to deduct such amount from your paycheck(s).

RESTRICTED STOCK

You will be granted a Restricted Stock Unit (RSU) equal to 36,000 shares of the Company’s common stock, to vest over a three year time period at a rate of 33 1/3% (i.e., 12,000 shares) on the anniversary of the grant date, to be granted on or about your first date of employment. All RSUs are subject to the terms and conditions set forth in the Company’s 2014 Equity Incentive Plan and the RSU agreement evidencing the grant.  You will be required to accept such terms and agreement to be eligible to receive the RSU grant.

BENEFITS

You will receive the following Company-sponsored benefits:

1.	Personal Time Off:25-working days.
2.	Participation in the Company’s Change in Control Plan as adopted by the Company in January 2012 will be requested and recommended to the Company’s Compensation Committee by the CEO.
3.

MFLEX offers group medical insurance, including medical, dental, and vision coverage, to employees who choose to participate in the plans.  Should you elect coverage under these plans, you and your dependents’ group medical insurance will be covered by MFLEX through our group plans, the premium for you and your elected dependents for these plans are presently fully paid by the Company.    If chosen, medical/dental coverage will become effective the first of the month following your initial employment date.

4.	You will be eligible to enroll in the MFLEX 401(k) plan on the first of the month following your initial employment date.
5.

You will be eligible to be reimbursed up to $5,000 each calendar year based on receipts from the Company for the purpose of tax and financial planning. This benefit is considered taxable income and shall be subjected to applicable state or federal tax.

6.	You will also be entitled to nine observed and paid Company holidays as follows:

New Year’s DayMemorial Day

Independence DayLabor Day

Thanksgiving DayChristmas Day

Day after ThanksgivingTwo floating holidays determined by the Company

COMPANY POLICIES

As a condition of your employment, you will be required to observe all Company policies, certain of which you will be required to sign.  These policies include, but are not limited to, our Insider Trading Policy, our Business Expense Policy, the policies set forth in our Colleague Resource Guide, and our Code of Business Conduct.  You will also be required to sign an At-Will Employee Agreement, a copy of which is included with this letter.

OTHER TERMS

This offer is contingent upon satisfactory results from your pre-placement screening, completion of the enclosed Agreement, and you providing verification of your legal right to work in the United States.

Your employment with MFLEX will be at-will, which means either you or MFLEX may terminate the employment at any time, for any reason, with or without notice.  Nothing in this letter is designed to alter the at-will nature of the relationship.  MFLEX’s President and Chief Executive Officer is the only individual authorized to alter the at-will nature of the relationship, and he can only do so by a signed, written agreement.  By signing this offer letter, you agree that you will devote your full-time efforts to MFLEX’s business, will not consult for outside companies, will not engage in any activity that may be competitive with MFLEX’s business or pose a conflict of interest with that business, and that you will not misuse, nor improperly disclose, any confidential or other proprietary information of MFLEX, as further set forth in the enclosed At-Will Employee Agreement.

Tom, on behalf of the entire team, we look forward to you joining MFLEX.  If you accept, please acknowledge by (i) signing and dating the statement at the bottom of this letter, (ii) signing the At-Will Employee Agreement, and (iii) returning the original copy of each document to me at MFLEX.  I have included a second copy of this letter for your records.

Sincerely,

/s/ Reza Meshgin

Reza Meshgin

President and Chief Executive Officer

I hereby represent that I have reviewed and accept the terms of employment set forth in this letter.

/s/ Tom Kampfer            5/21/2015

Signature of acceptanceDate

cc:HR file